EXHIBIT 5.1

Satx, Inc.                                       July 5, 2000
4710 Eisenhower Blvd,
Suite E-1 33634

Ladies and Gentleman:

         You have requested our opinion as Special Securities Counsel for the Satx Corporation Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, on Form S-8 and the registration of an aggregate of two million, five hundred thousand (1,250,000) shares of Common Stock and warrants to purchase two million (2,000,000) Shares of Common Stock of the Company (the "Shares"), $.001 par value, per share, issued pursuant to various revised Consulting Agreements (the "Agreements") between the Company and Consultants.

         We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 6 2000 (the "Registration Statement"), the Agreements, the Articles of Incorporation of the Company as certified by the Secretary of State of the State of Nevada, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, it is our opinion, and we so advise, that upon issuance and sale in the manner described in the Registration Statement and the exhibits thereto, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ FROHLING, HUDAK, & PELLEGRINO
                                             -----------------------------------
                                             Frohling, Hudak, & Pellegrino